Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2016
AND DECLARES 2017 ANNUAL DIVIDEND

ATLANTA, Georgia, March 15, 2017 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2016.  For the fourth quarter ended December 31, 2016, the Company reported net income of $1.3 million, or $0.06 per diluted share, up from $0.1 million, or nil per diluted share, in the fourth quarter of 2015.  The increase was attributable to an increase in realized investment gains of $1.4 million.  Premiums for the fourth quarter of 2016 decreased 2.9% to $36.5 million compared to $37.5 million for the fourth quarter of 2015 as the Company entered into a reinsurance agreement to moderate statutory capital requirements related to premium growth in the Medicare Supplement line of business.

Net income for the year ended December 31, 2016 was $2.6 million, or $0.11 per diluted share, as compared to $4.4 million, or $0.19 per diluted share, for the year ended December 31, 2015.  Total premiums earned during 2016 increased 1.7% to $153.5 million from $150.9 million in 2015.  Premiums in the property and casualty operations decreased 1.4% in 2016 as compared to 2015; but were offset by a 3.4% premium increase in the life and health operations in the comparable years.  Benefits and losses increased 1.8% in 2016 as compared with 2015; while commissions and underwriting expenses increased 3.6% in the comparable period.  Realized investment gains were $2.6 million in 2016 as compared to $4.9 million in 2015.

Further, the Board of Directors at its recent meeting, declared the Company’s regular annual dividend of $0.02 per share, payable on or about April 24, 2017 to shareholders of record on April 14, 2017.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We have completed another successful year and many of our marketing initiatives, particularly in our life and health operations, have resulted in solid premium growth.  With such premium growth, managing statutory capital becomes very important, and accordingly we also entered into a reinsurance agreement during the 4th quarter.  Our property and casualty operations also turned in another very profitable year.  We believe that our Company is well postured for continued growth in 2017 and beyond and our Board of Directors has affirmed such belief with their declaration of our annual dividend.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding forward-looking statements:  This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, our future strategies, or our expected operating or financial performance.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Selected Financial Data

	Three months ended December 31,		Year ended December 31,
(Unaudited; In thousands, except per share data)	2016	2015	2016	2015

Insurance premiums
Life and health	$23,066	$24,284	$99,702	$96,384
Property and casualty	13,387	13,259	53,763	54,508
Investment income	2,361	2,538	9,884	10,085
Realized investment gains (losses), net	1,184	(249)	2,595	4,857
Other income	31	25	133	103

Total revenue	40,029	39,857	166,077	165,937

Insurance benefits and losses incurred
Life and health	15,325	16,263	68,789	66,318
Property and casualty	9,170	8,840	34,408	35,046
Commissions and underwriting expenses	10,458	10,211	44,797	43,235
Interest expense	408	365	1,562	1,429
Other expense	3,194	4,034	12,997	14,201

Total benefits and expenses	38,555	39,713	162,553	160,229

Income before income taxes	1,474	144	3,524	5,708

Income tax expense	126	30	888	1,320

Net income	$1,348	$114	$2,636	$4,388

Earnings per common share (basic and diluted)	$0.06	$-	$0.11	$0.19

Reconciliation of Non-GAAP Financial Measure

Net income	$1,348	$114	$2,636	$4,388
Income tax expense	126	30	888	1,320
Realized investment losses (gains), net	(1,184)	249	(2,595)	(4,857)

Operating income	$290	$393	$929	$851

Selected Balance Sheet Data	December 31, 2016	December 31, 2015

Total cash and investments	$257,429	$254,007
Insurance subsidiaries	235,499	229,092
Parent and other	21,930	24,915
Total assets	318,600	314,603
Insurance reserves and policyholder funds	162,679	163,345
Debt	33,738	33,738
Total shareholders' equity	105,506	102,492
Book value per common share	4.89	4.75
Statutory capital and surplus
Life and health	33,430	35,322
Property and casualty	41,489	38,308